CERTIFICATE OF AMMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                          AQUA VIE BEVERAGE CORPORATION

         Aqua Vie Beverage Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That Article FOURTH of the Certificate of Incorporation of the Company is hereby amended to increase the amount of total shares and common and preferred shares which may be issued by amending the first sentence of said paragraph to read as follows:

         "The total number of shares of all classes of stock which the corporation shall have authority to issue shall be 5,005,000,000 shares, of which 5,000,000 shares will be preferred stock of the par value of one tenth of a cent each ($.001), (hereinafter called the "Preferred Stock") and of which 5,000,000,000 shares shall be common stock of the par value of one tenth of a cent each ($.001) (hereinafter called the "Common Stock")"

         SECOND: That the foregoing amendment was duly adopted by the Board of Directors and stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the effective date of this Certificate of Amendment shall be midnight on the day it is filed with the Secretary of State.

         IN WITNESS WHEREOF, THE company has caused this Certificate of Amendment to be signed by its duly authorized officer this 22nd day of July, 2002.

AQUA VIE BEVERAGE CORPORATION

By: /s/ Thomas Gillespie
   --------------------------------
        Thomas Gillespie, President